Tributary Capital Management, LLC
IA Policies and Procedures Manual
8/3/2005 to Current

Proxy Voting

Policy

Tributary Capital Management, LLC, as a matter of policy and as a fiduciary to our clients, has responsibility for voting proxies for portfolio securities consistent with the best economic interests of the clients. Our firm maintains written policies and procedures as to the handling, research, voting and reporting of proxy voting and makes appropriate disclosures about our firm's proxy policies and practices. Our policy and practice includes the responsibility to monitor corporate actions, receive and vote client proxies and disclose any potential conflicts of interest as well as making information available to clients about the voting of proxies for their portfolio securities and maintaining relevant and required records.

Tributary's proxy voting guidelines are attached as an addendum and available upon request.

Background

Proxy voting is an important right of shareholders and reasonable care and diligence must be undertaken to ensure that such rights are properly and timely exercised.

Investment advisers registered with the SEC, and which exercise voting authority with respect to client securities, are required by Rule 206(4)-6 of the Advisers Act to (a) adopt and implement written policies and procedures that are reasonably designed to ensure that client securities are voted in the best interests of clients, which must include how an adviser addresses material conflicts that may arise between an adviser's interests and those of its clients; (b) to disclose to clients how they may obtain information from the adviser with respect to the voting of proxies for their securities; (c) to describe to clients a summary of its proxy voting policies and procedures and, upon request, furnish a copy to its clients; and (d) maintain certain records relating to the adviser's proxy voting activities when the adviser does have proxy voting authority.

Responsibility

Mark D. Losson has the responsibility for the implementation and monitoring of our proxy voting policy, practices, disclosures and record keeping, including outlining our voting guidelines in our procedures.

Procedure

Tributary Capital Management, LLC has adopted procedures to implement the firm's policy and reviews to monitor and insure the firm's policy is observed, implemented properly and amended or updated, as appropriate, which include the following:

Voting Procedures

- All employees will forward any proxy materials received on behalf of clients to Mark D. Losson;
- Operations will determine which client accounts hold the security to which the proxy relates;
- Absent material conflicts, Mark D. Losson will determine how Tributary Capital Management, LLC should vote the proxy in accordance with applicable voting guidelines, complete the proxy and vote the proxy in a timely and appropriate manner.

Disclosure

- Tributary Capital Management, LLC will provide conspicuously displayed information in its Disclosure Document summarizing this proxy voting policy and procedures, including a statement that clients may request information regarding how Tributary Capital Management, LLC voted a client's proxies, and that clients may request a copy of these policies and procedures.
- Mark D. Losson will also send a copy of this summary to all existing clients who have previously received Tributary Capital Management, LLC's Disclosure Document; or Mark D. Losson may send each client the

amended Disclosure Document. Either mailing shall highlight the inclusion of information regarding proxy voting.

Client Requests for Information

- All client requests for information regarding proxy votes, or policies and procedures, received by any employee should be forwarded to Mark D. Losson.

- In response to any request Mark D. Losson will prepare a written response to the client with the information requested, and as applicable will include the name of the issuer, the proposal voted upon, and how Tributary Capital Management, LLC voted the client's proxy with respect to each proposal about which client inquired.

Voting Guidelines

- See attached Proxy Voting addendum for Tributary's voting practices.

Conflicts of Interest

- Tributary Capital Management, LLC will identify any conflicts that exist between the interests of the adviser and the client by reviewing the relationship of Tributary Capital Management, LLC with the issuer of each security to determine if Tributary Capital Management, LLC or any of its employees has any financial, business or personal relationship with the issuer.

- If a material conflict of interest exists, Mark D. Losson will determine whether it is appropriate to disclose the conflict to the affected clients, to give the clients an opportunity to vote the proxies themselves, or to address the voting issue through other objective means such as voting in a manner consistent with a predetermined voting policy or receiving an independent third party voting recommendation.

- Tributary Capital Management, LLC will maintain a record of the voting resolution of any conflict of interest.

Recordkeeping

Mark D. Losson shall retain the following proxy records in accordance with the SEC's five-year retention requirement.

- These policies and procedures and any amendments;

- Each proxy statement that Tributary Capital Management, LLC receives;

- A record of each vote that Tributary Capital Management, LLC casts;

- Any document Tributary Capital Management, LLC created that was material to making a decision how to vote proxies, or that memorializes that decision including periodic reports to Mark D. Losson or proxy committee, if applicable.

- A copy of each written request from a client for information on how Tributary Capital Management, LLC voted such client's proxies, and a copy of any written response.